Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Thursday, October 28, 2021	Greg Peterson
Vice President, Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS THIRD QUARTER RESULTS

    DULUTH, GA – October 28 – AGCO, Your Agriculture Company (NYSE: AGCO), a worldwide manufacturer and distributor of agricultural equipment and solutions, reported its results for the third quarter ended September 30, 2021. Net sales for the third quarter were approximately $2.7 billion, an increase of approximately 9.1% compared to the third quarter of 2020. Excluding favorable currency translation impacts of approximately 1.6%, net sales in the third quarter of 2021 increased approximately 7.5% compared to the third quarter of 2020. Reported net income was $2.40 per share for the third quarter of 2021, and adjusted net income(3), which excludes restructuring expenses, was $2.41 per share. These results compare to reported and adjusted net income of $2.09 per share for the third quarter of 2020.
    Net sales for the first nine months of 2021 were approximately $8.0 billion, an increase of approximately 24.1% compared to the same period in 2020. Excluding favorable currency translation impacts of approximately 4.5%, net sales for the first nine months of 2021 increased approximately 19.6% compared to the same period in 2020. For the first nine months of 2021, reported net income was $8.11 per share, and adjusted net income(3), excluding restructuring expenses and the reversal of a valuation allowance previously established against the Company’s deferred tax assets in the United States, was $7.30 per share. These results compare to reported net income of $3.86 per share, and adjusted net income(3), excluding a non-cash impairment charge and restructuring expenses, of $4.06 per share for the first nine months of 2020.
Highlights
•Reported regional sales results(1): Europe/Middle East (“EME”) +4.0%, North America +9.7%, South America +39.9%, Asia/Pacific/Africa (“APA”) +2.2%
•Constant currency regional sales results(1)(2)(3): EME +3.1%, North America +8.5%,         South America +36.6%, APA (2.1)%
•Regional operating margin performance: EME 13.1%, North America 5.6%, South America 11.6%, APA 11.9%
•Revised full-year outlook for net sales and net income per share due to supply chain disruptions
    (1)    As compared to third quarter 2020.
    (2)    Excludes currency translation impact.
    (3)    See reconciliation of Non-GAAP measures in appendix.
    “Strong operational execution and robust end-market demand produced higher sales, earnings growth and margin expansion during the third quarter,” stated Eric Hansotia, AGCO’s Chairman, President and Chief Executive Officer. “AGCO continues to face unprecedented supply chain and logistics disruptions as well as material and freight cost inflation. Supply chain constraints have intensified in the recent weeks limiting our ability to meet our production and sales projections. Our efforts are focused on minimizing the impact of the supply chain disruptions to deliver strong full-year sales and earnings growth. Global market conditions remain positive as favorable farm economics are allowing farmers to upgrade and replace their aging fleets. With order boards significantly ahead of last year, we continue to see a strong response for our technology-focused products. AGCO will continue its investment in premium technology, smart farming solutions and enhanced digital capabilities to support our farmer-first strategy and profitably grow the business and earn high returns for its stockholders.”

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Nine Months Ended September 30, 2021	Change from Prior Year Period	Change from Prior Year Period
North America(1)	17%	20%
South America	23%	28%
Western Europe(2)	18%	14%
(1) Excludes compact tractors.
(2) Based on Company estimates.

    “Crop prices remain supportive, and healthy levels of farm income are generating strong end-market demand,” stated Mr. Hansotia. “Despite ongoing supply chain disruptions, favorable farm economics are expected to generate industry growth across all the major global markets this year.”

    “North American industry retail tractor sales were up significantly across all horsepower categories in the first nine months of 2021 compared to last year,” continued Mr. Hansotia. Sales of high horsepower tractors and combines showed the most strength as an extended fleet age and favorable commodity prices stimulated demand. North American industry retail sales of high horsepower tractors grew approximately 28% and combine sales improved over 20% in the first nine months of 2021. Industry retail tractor sales in Western Europe increased approximately 18% in the first nine months of 2021. COVID-related shutdowns across Europe significantly reduced both industry production and demand in the first nine months of 2020. Healthy income levels for arable farmers, as well as dairy and livestock producers in Western Europe, are supporting increased equipment demand in 2021. Industry demand also showed significant improvement in Brazil and the smaller export markets in South America compared to pandemic-impacted demand in 2020. Healthy commodity prices and favorable exchange rates are supporting farm profitability in South America, resulting in significantly higher industry sales as compared to 2020. In addition to our current industry outlook, our long-term view remains optimistic, with expanding demand for grain and new technologies providing significant opportunities for farmers.”

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended September 30,	2021	2020	% change from 2020	% change from 2020 due to currency translation(1)	% change excluding currency translation
North America	$638.7	$582.2	9.7%	1.2%	8.5%
South America	383.3	273.9	39.9%	3.3%	36.6%
Europe/Middle East	1,462.4	1,405.9	4.0%	1.0%	3.1%
Asia/Pacific/Africa	240.7	235.5	2.2%	4.3%	(2.1)%
Total	$2,725.1	$2,497.5	9.1%	1.6%	7.5%

Nine Months Ended September 30,	2021	2020	% change from 2020	% change from 2020 due to currency translation(1)	% change excluding currency translation
North America	$1,984.5	$1,689.9	17.4%	1.8%	15.6%
South America	902.1	606.3	48.8%	(4.7)%	53.4%
Europe/Middle East	4,424.8	3,644.2	21.4%	6.3%	15.1%
Asia/Pacific/Africa	671.7	492.2	36.5%	10.8%	25.7%
Total	$7,983.1	$6,432.6	24.1%	4.5%	19.6%
(1) See Footnotes for additional disclosures.
North America
    AGCO’s North American net sales grew 15.6% in the first nine months of 2021 compared to the same period of 2020, excluding the positive impact of currency translation. Increased sales of tractors, Precision Planting products and replacement parts represented the largest increases. Income from operations for the first nine months of 2021 increased approximately $30.5 million compared to the same period in 2020, while operating margins were generally flat with last year. Higher sales and production, a richer mix of products and the benefit of favorable pricing contributed to the improvement in operating income, and helped to offset higher material costs.

South America
     Net sales in the South American region increased 53.4% in the first nine months of 2021 compared to the COVID- impacted nine months of 2020, excluding the impact of unfavorable currency translation. Sales grew across key markets, driven by improved industry conditions and pricing impacts. Income from operations in the first nine months of 2021 increased by approximately $70.3 million compared to the same period in 2020 and operating margins reached 9.3%. The improved South America results reflect the benefit of higher sales and production, in addition to a favorable sales mix, with improved pricing offsetting material cost inflation.

Europe/Middle East
    AGCO’s Europe/Middle East net sales increased 15.1% in the first nine months of 2021 compared to the same period in 2020, excluding favorable currency translation impacts. 2020 sales were negatively impacted by extended plant shutdowns during the first half of 2020. Increased sales of high and medium horsepower tractors and replacement parts represented the largest increases. Income from operations grew approximately $157.3 million in the first nine months of 2021, compared to the same period in 2020, while operating margins expanded to 12.2%. The improvements were the result of higher net sales and production volumes.

Asia/Pacific/Africa
    Net sales in Asia/Pacific/Africa increased 25.7%, excluding the positive impact of currency translation, in the first nine months of 2021 compared to the same period in 2020. Higher sales in Africa, China as well as Australia produced most of the increase. Income from operations improved by approximately $39.7 million in the first nine months of 2021 compared to the same period in 2020.
Outlook
    The health, safety and well-being of all AGCO employees, dealers and farmer customers continue to be AGCO’s top priority. The ability of the Company’s supply chain to deliver parts and components on schedule is currently difficult to predict. The following outlook is based on AGCO’s current estimates of component deliveries. AGCO’s results will be impacted if the actual supply chain delivery performance differs from these estimates.

    Net sales for the full year of 2021 are expected to range from $10.9 billion to $11.1 billion reflecting improved sales volumes, positive pricing and favorable foreign currency translation. Higher sales and production volumes as well as pricing benefits are projected to offset material cost inflation to produce improved gross and operating margins. The improved profitability is expected to fund increases in engineering and other technology investments to advance AGCO’s precision agriculture and digital initiatives. Supported by these assumptions, 2021 earnings per share are targeted in a range from $8.75 to $9.00.

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    AGCO will host a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Thursday, October 28, 2021. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
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Safe Harbor Statement
    Statements that are not historical facts, including the projections of earnings per share, production levels, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, strategy, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.
•The duration and impact on our business of the COVID-19 pandemic remains unclear. New variants of the virus, and new spikes in cases, could adversely impact demand for our products and our ability to produce those products, as a result of the direct impact on our workforce availability and disruption to our manufacturing facilities, the ability of our suppliers to timely deliver parts and components to us, and other factors. In addition, new variants and spikes could have indirect impacts through their impact on the general economy, global political environment, exchange rate and commodity price volatility, availability of financing, collectability of receivables and the receivables of our finance joint ventures, and similar factors. Adverse impacts of longer duration also could impact the carrying value of our intangible assets and goodwill, equity method investments, inventory, the realization of deferred tax assets, and the amount of pension costs, as well as the accounting for inventive and stock compensation accruals, revenue recognition and discount reserve setting, cash flow hedging forecasts as compared to actual transactions and our compliance with debt covenants.
•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•A majority of our sales and manufacturing takes place outside the United States, and many of our sales involve products that are manufactured in one country and sold in a different country, and as a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit, Russian sanctions, and tariffs imposed on exports to and imports from China.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance over 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which requires substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.
•Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.
•Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations, we could incur significant losses and liability.
•Attacks through ransomware and other cyber attacks are rapidly increasing. While we have implemented the safeguards that we believe are reasonable in the face of these attacks, we always will be subject to the risk that one of these attacks is successful and disrupts or damages our business.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. Recently suppliers of several key parts and components have not been able to meet our demand and we have had to decrease our production. It is unclear when the supply chain issues will be restored or what the ultimate impact on production, and consequently sales, will be.
•We are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.
•We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2020. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
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About AGCO
    AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of over $9.1 billion in 2020. For more information, visit http://www.agcocorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.
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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	September 30, 2021	December 31, 2020
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$537.0	$1,119.1
Accounts and notes receivable, net	1,056.6	856.0
Inventories, net	2,738.3	1,974.4
Other current assets	476.0	418.9
Total current assets	4,807.9	4,368.4
Property, plant and equipment, net	1,460.9	1,508.5
Right-of-use lease assets	152.2	165.1
Investment in affiliates	480.4	442.7
Deferred tax assets	129.1	77.6
Other assets	215.8	179.8
Intangible assets, net	406.3	455.6
Goodwill	1,289.3	1,306.5
Total assets	$8,941.9	$8,504.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$224.8	$325.9
Short-term borrowings	77.8	33.8
Accounts payable	1,092.4	855.1
Accrued expenses	1,944.2	1,916.7
Other current liabilities	210.0	231.3
Total current liabilities	3,549.2	3,362.8
Long-term debt, less current portion and debt issuance costs	1,319.1	1,256.7
Operating lease liabilities	113.1	125.9
Pension and postretirement health care benefits	216.7	253.4
Deferred tax liabilities	112.9	112.4
Other noncurrent liabilities	434.5	375.0
Total liabilities	5,745.5	5,486.2

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.7	0.8
Additional paid-in capital	3.6	30.9
Retained earnings	4,969.0	4,759.1
Accumulated other comprehensive loss	(1,804.5)	(1,810.8)
Total AGCO Corporation stockholders’ equity	3,168.8	2,980.0
Noncontrolling interests	27.6	38.0
Total stockholders’ equity	3,196.4	3,018.0
Total liabilities and stockholders’ equity	$8,941.9	$8,504.2
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended September 30,
	2021	2020
Net sales	$2,725.1	$2,497.5
Cost of goods sold	2,098.4	1,918.8
Gross profit	626.7	578.7
Selling, general and administrative expenses	266.1	251.3
Engineering expenses	92.8	82.0
Amortization of intangibles	14.1	14.8
Restructuring expenses	1.4	0.8
Bad debt expense	0.4	5.8
Income from operations	251.9	224.0
Interest expense, net	1.2	3.6
Other expense, net	14.1	15.3
Income before income taxes and equity in net earnings of affiliates	236.6	205.1
Income tax provision	70.1	57.2
Income before equity in net earnings of affiliates	166.5	147.9
Equity in net earnings of affiliates	15.9	10.2
Net income	182.4	158.1
Net income attributable to noncontrolling interests	(1.1)	(0.8)
Net income attributable to AGCO Corporation and subsidiaries	$181.3	$157.3
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$2.41	$2.10
Diluted	$2.40	$2.09
Cash dividends declared and paid per common share	$0.20	$0.16
Weighted average number of common and common equivalent shares outstanding:
Basic	75.2	74.9
Diluted	75.6	75.4
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Nine Months Ended September 30,
	2021	2020
Net sales	$7,983.1	$6,432.6
Cost of goods sold	6,093.5	4,970.7
Gross profit	1,889.6	1,461.9
Selling, general and administrative expenses	803.0	718.4
Engineering expenses	296.3	242.7
Amortization of intangibles	45.8	44.7
Goodwill impairment charge	—	20.0
Restructuring expenses	7.4	5.4
Bad debt (credit) expense	(0.3)	9.0
Income from operations	737.4	421.7
Interest expense, net	6.8	13.1
Other expense, net	40.2	37.8
Income before income taxes and equity in net earnings of affiliates	690.4	370.8
Income tax provision	121.4	117.9
Income before equity in net earnings of affiliates	569.0	252.9
Equity in net earnings of affiliates	49.2	31.5
Net income	618.2	284.4
Net (income) loss attributable to noncontrolling interests	(3.3)	7.3
Net income attributable to AGCO Corporation and subsidiaries	$614.9	$291.7
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$8.16	$3.89
Diluted	$8.11	$3.86
Cash dividends declared and paid per common share	$4.53	$0.48
Weighted average number of common and common equivalent shares outstanding:
Basic	75.3	75.0
Diluted	75.8	75.5
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income	$618.2	$284.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	164.2	154.9
Amortization of intangibles	45.8	44.7
Stock compensation expense	21.2	26.8
Goodwill impairment charge	—	20.0
Equity in net earnings of affiliates, net of cash received	(48.6)	(30.9)
Deferred income tax (benefit) provision	(67.3)	2.4
Other	12.2	19.2
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(247.5)	(264.7)
Inventories, net	(868.5)	(53.4)
Other current and noncurrent assets	(131.3)	(39.5)
Accounts payable	300.4	(55.6)
Accrued expenses	102.0	22.9
Other current and noncurrent liabilities	140.7	92.9
Total adjustments	(576.7)	(60.3)
Net cash provided by operating activities	41.5	224.1
Cash flows from investing activities:
Purchases of property, plant and equipment	(198.7)	(183.1)
Proceeds from sale of property, plant and equipment	3.9	0.9
Investment in unconsolidated affiliates	(1.2)	(4.7)
( Purchase) sale of businesses, net, and net of cash acquired	(16.8)	(2.8)
Other	(2.4)	—
Net cash used in investing activities	(215.2)	(189.7)
Cash flows from financing activities:
Proceeds from indebtedness, net	78.6	167.9
Purchases and retirement of common stock	(75.0)	(55.0)
Payment of dividends to stockholders	(343.6)	(36.0)
Payment of minimum tax withholdings on stock compensation	(34.1)	(16.2)
Payment of debt issuance costs	—	(1.4)
Distributions to noncontrolling interest	(3.5)	0.2
Net cash (used in) provided by financing activities	(377.6)	59.5
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(30.8)	(15.7)
(Decrease) increase in cash, cash equivalents and restricted cash	(582.1)	78.2
Cash, cash equivalents and restricted cash, beginning of period	1,119.1	432.8
Cash, cash equivalents and restricted cash, end of period	$537.0	$511.0
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE
    The Company recorded stock compensation expense as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cost of goods sold	$0.2	$0.5	$0.8	$0.9
Selling, general and administrative expenses	5.8	13.7	20.5	26.3
Total stock compensation expense	$6.0	$14.2	$21.3	$27.2

2.    GOODWILL IMPAIRMENT CHARGE

    Goodwill is tested for impairment on an annual basis and more often if indications of impairment exist. The Company conducts its annual impairment analyses as of October 1 each fiscal year. As of June 30, 2020, the Company concluded there were indicators of impairment during the three months ended June 30, 2020 related to one of its smaller reporting units, which is a 50%-owned tillage and seeding joint venture. As a result, an impairment of the entire goodwill balance of this reporting unit was deemed necessary as of June 30, 2020. During the three months ended June 30, 2020, a non-cash impairment charge of approximately $20.0 million was recorded as “Impairment charges” within the Company’s Condensed Consolidated Statements of Operations, with an offsetting benefit of approximately $10.0 million included within “Net loss attributable to noncontrolling interests.” During the three months ended June 30, 2021, the Company sold its 50% interest in the joint venture.

3.     RESTRUCTURING EXPENSES
    In recent years, the Company has announced and initiated several actions to rationalize employee headcount in various manufacturing facilities and administrative offices located in the U.S., Europe, South America, Africa and China in order to reduce costs in response to fluctuating global market demand. The Company also previously rationalized its grain and protein business during 2019 and 2020. As of December 31, 2020, the Company had approximately $16.8 million of accrued severance, facility closure and other costs related to such rationalizations. During the three and nine months ended September 30, 2021, the Company recorded an additional $3.9 million and $9.9 million, respectively, of severance and related costs associated with further rationalizations in connection with the termination of approximately 100 employees, and paid approximately $4.4 million and $13.2 million, respectively, of severance and facility closure costs. The remaining $13.1 million of severance, facility closure and other related costs as of September 30, 2021, inclusive of approximately $0.3 million of negative foreign currency translation impacts, are expected to be paid primarily during 2021.

    In addition, during the three months ended December 31, 2019, the Company exited and sold its 50% interest in its USC, LLC joint venture to its joint venture partner. The Company recorded a loss of approximately $2.1 million associated with the sale, reflected at the time within “Restructuring expenses” in the Company’s Consolidated Statements of Operations. As a result of the final payments received from the former joint venture partner related to the sale during the three months ended September 30, 2021, the Company recorded a gain of approximately $2.5 million, also reflected within “Restructuring expenses” in the Company’s Consolidated Statements of Operations.

4.    INDEBTEDNESS
    Long-term debt at September 30, 2021 and December 31, 2020 consisted of the following (in millions):

	September 30, 2021	December 31, 2020
Senior term loan due 2022	$173.8	$184.0
Credit facility, expires 2023	395.0	277.9
1.002% Senior term loan due 2025	289.7	306.7
Senior term loans due between 2021 and 2028	677.8	806.0
Other long-term debt	9.0	10.5
Debt issuance costs	(1.4)	(2.5)
	1,543.9	1,582.6
Less:
Senior term loans due 2021, net of debt issuance costs	(222.5)	(323.6)
Current portion of other long-term debt	(2.3)	(2.3)
Total long-term indebtedness, less current portion	$1,319.1	$1,256.7
    As of September 30, 2021 and December 31, 2020, the Company had short-term borrowings due within one year of approximately $77.8 million and $33.8 million, respectively.
    On October 6, 2021, the Company issued €600.0 million (or approximately $692.5 million) of senior notes at an issue price of 99.993%. The notes mature on October 6, 2028, and interest is payable annually, in arrears, at 0.800%.
    During October 2021, the Company used the proceeds received from the senior notes to repay its         €150.0 million (or approximately $173.4 million as of October 8, 2021) senior term loan due 2022, $370.0 million related to its multi-currency revolving credit facility, and two of its 2016 senior term loans due October 2021 with an aggregate amount of €192.0 million (or approximately $223.8 million as of October 19, 2021). In August 2021, prior to the issuance of the senior notes, the Company repaid two of its 2018 senior term loans due August 2021 with an aggregate amount of €72.0 million (or approximately $85.5 million as of August 1, 2021). The Company intends to use an additional aggregate amount of €73.5 million (or approximately $85.2 million as of September 30, 2021) of the proceeds from the issuance of the senior notes to repay one of its 2016 senior term loans due October 2023 and one of its 2018 senior term loans due August 2023.

5.    INVENTORIES
    Inventories at September 30, 2021 and December 31, 2020 were as follows (in millions):

	September 30, 2021	December 31, 2020
Finished goods	$760.8	$641.3
Repair and replacement parts	697.1	652.3
Work in process	413.4	175.1
Raw materials	867.0	505.7
Inventories, net	$2,738.3	$1,974.4

6.    ACCOUNTS RECEIVABLE SALES AGREEMENTS
    The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of September 30, 2021 and December 31, 2020, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.3 billion and $1.5 billion, respectively.
    Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $7.4 million and $17.1 million, respectively, during the three and nine months ended September 30, 2021. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $6.1 million and $18.5 million, respectively, during the three and nine months ended September 30, 2020.
    The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of September 30, 2021 and December 31, 2020, these finance joint ventures had approximately $67.0 million and $85.2 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

7.    NET INCOME PER SHARE
    A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three and nine months ended September 30, 2021 and 2020 is as follows (in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$181.3	$157.3	$614.9	$291.7
Weighted average number of common shares outstanding	75.2	74.9	75.3	75.0
Basic net income per share attributable to AGCO Corporation and subsidiaries	$2.41	$2.10	$8.16	$3.89
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$181.3	$157.3	$614.9	$291.7
Weighted average number of common shares outstanding	75.2	74.9	75.3	75.0
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.4	0.5	0.5	0.5
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	75.6	75.4	75.8	75.5
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$2.40	$2.09	$8.11	$3.86

8.    SEGMENT REPORTING
    The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are generally charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and nine months ended September 30, 2021 and 2020 are as follows (in millions):

Three Months Ended September 30,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Consolidated
2021
Net sales	$638.7	$383.3	$1,462.4	$240.7	$2,725.1
Income from operations	35.8	44.4	192.3	28.6	301.1

2020
Net sales	$582.2	$273.9	$1,405.9	$235.5	$2,497.5
Income from operations	58.3	16.7	187.5	23.8	286.3

Nine Months Ended September 30,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Consolidated
2021
Net sales	$1,984.5	$902.1	$4,424.8	$671.7	$7,983.1
Income from operations	214.4	83.7	538.1	76.2	912.4

2020
Net sales	$1,689.9	$606.3	$3,644.2	$492.2	$6,432.6
Income from operations	183.9	13.4	380.8	36.5	614.6

    A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Segment income from operations	$301.1	$286.3	$912.4	$614.6
Corporate expenses	(27.9)	(33.0)	(101.3)	(96.5)
Amortization of intangibles	(14.1)	(14.8)	(45.8)	(44.7)
Goodwill impairment charge	—	—	—	(20.0)
Stock compensation expense	(5.8)	(13.7)	(20.5)	(26.3)
Restructuring expenses	(1.4)	(0.8)	(7.4)	(5.4)
Consolidated income from operations	$251.9	$224.0	$737.4	$421.7

RECONCILIATION OF NON-GAAP MEASURES
    This earnings release discloses adjusted income from operations, adjusted net income, adjusted net income per share, and net sales on a constant currency basis, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.
    The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, adjusted net income and adjusted net income per share for the three and nine months ended September 30, 2021 and 2020 (in millions, except per share data):

	Three Months Ended September 30,
	2021			2020
	Income From Operations	Net Income(1)(2)	Net Income Per Share(2)	Income From Operations	Net Income(2)	Net Income Per Share(1)(2)
As reported	$251.9	$181.3	$2.40	$224.0	$157.3	$2.09
Restructuring expenses(3)	1.4	1.1	0.01	0.8	0.7	0.01
As adjusted	$253.3	$182.5	$2.41	$224.8	$158.0	$2.09

(1)    Rounding may impact summation of amounts.
(2)    Net income and net income per share amounts are after tax.
(3)    The restructuring expenses recorded during the three months ended September 30, 2021 and 2020 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.

	Nine Months Ended September 30,
	2021			2020
	Income From Operations(1)	Net Income(2)	Net Income Per Share(2)	Income From Operations(1)	Net Income(1)(2)	Net Income Per Share(2)
As reported	$737.4	$614.9	$8.11	$421.7	$291.7	$3.86
Goodwill impairment charge(3)	—	—	—	20.0	10.0	0.13
Restructuring expenses(4)	7.4	6.3	0.08	5.4	5.1	0.07
Deferred income tax adjustment(5)	—	(67.8)	(0.89)	—	—	—
As adjusted	$744.7	$553.4	$7.30	$447.2	$306.9	$4.06

(1)    Rounding may impact summation of amounts.
(2)    Net income and net income per share amounts are after tax.
(3)    During the nine months ended September 30, 2020, the Company recorded a goodwill impairment charge of approximately $20.0 million related to a joint venture in which it owns a 50% interest. See Note 2 for further information.
(4)    The restructuring expenses recorded during the nine months ended September 30, 2021 and 2020 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.
(5)    During the nine months ended September 30, 2021, the Company’s income tax provision includes the benefit of a reversal of approximately $67.8 million related to a valuation allowance previously established against the Company’s net deferred tax assets in the United States. Significant improvements in income from operations in the United States during 2020, as well as updated operating income forecasts for the full year of 2021 and future years, supported the reversal of the valuation allowance during the three months ended June 30, 2021.

    The following is a reconciliation of targeted net income per share to adjusted targeted net income per share for the year ended December 31, 2021:

Net Income Per Share(1)
As targeted	$9.56 to $9.81
Restructuring expenses	0.08
Deferred income tax adjustment	(0.89)
As adjusted targeted(2)	$8.75 to $9.00

(1)    Net income per share amount is after tax.
(2)    The above reconciliation adjustments to full year 2021 targeted net income per share are based upon restructuring expenses and the other adjustments incurred during the nine months ended September 30, 2021. Full year expenses or benefits could differ based on future restructuring activity as well as other activities.

    The following table sets forth, for the three and nine months ended September 30, 2021 and 2020, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended September 30,			Change due to currency translation
	2021	2020	% change from 2020	$	%
North America	$638.7	$582.2	9.7%	$7.1	1.2%
South America	383.3	273.9	39.9%	9.1	3.3%
Europe/Middle East	1,462.4	1,405.9	4.0%	13.4	1.0%
Asia/Pacific/Africa	240.7	235.5	2.2%	10.1	4.3%
	$2,725.1	$2,497.5	9.1%	$39.7	1.6%

	Nine Months Ended September 30,			Change due to currency translation
	2021	2020	% change from 2020	$	%
North America	$1,984.5	$1,689.9	17.4%	$30.9	1.8%
South America	902.1	606.3	48.8%	(28.2)	(4.7)%
Europe/Middle East	4,424.8	3,644.2	21.4%	231.3	6.3%
Asia/Pacific/Africa	671.7	492.2	36.5%	53.0	10.8%
	$7,983.1	$6,432.6	24.1%	$287.0	4.5%